Exhibit 99.1

NORTHSTAR NEUROSCIENCE, INC. REPORTS OPERATING RESULTS FOR

THE FULL YEAR AND FOURTH QUARTER OF 2006

SEATTLE—February 22, 2007—Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported that through December 31, 2006, the Company had randomized a total of 118 patients in its pivotal EVEREST clinical trial for recovery of hand and arm function following a stroke. Planned investments in EVEREST, its three other ongoing clinical trials, and enhancements to its cortical stimulation platform resulted in a net loss of $5.3 million and $25.1 million for the quarter and year ended December 31, 2006, compared to a net loss of $3.6 million and $14.6 million for the quarter and the year ended December 31, 2005, respectively. The Company also reported cash, cash equivalents and investments of $105.3 million at December 31, 2006 compared to $20.2 million at December 31, 2005.

“This was a defining year in the progression of Northstar’s efforts to help patients suffering from neurological diseases and disorders,” commented Alan Levy, Ph.D., Northstar’s President and CEO. “We made significant strides toward completion of our EVEREST pivotal trial for stroke motor recovery, completed our initial public offering, further solidified our intellectual property portfolio, broadened and strengthened the senior management team, and advanced and expanded our other clinical programs, including the initiation of our feasibility trial using cortical stimulation for treatment-resistant depression.”

Research and development expenses totaled $5.1 million and $18.3 million for the quarter and year ended December 31, 2006, compared to $2.8 million and $11.8 million for the quarter and year ended December 31, 2005, respectively. The increases in expenses for both the quarter and the year reflect Northstar’s continued success in recruiting and randomizing patients for the EVEREST clinical trial, as well as ongoing progress in its other clinical trials.

General and administrative expenses totaled $1.6 million and $6.2 million for the quarter and year ended December 31, 2006, compared to $902,000 and $3.3 million for the quarter and year ended December 31, 2005, respectively. The increase was primarily due to increased headcount, increased professional services and market research and reimbursement planning activities.

Basic and diluted net loss per share applicable to common shareholders was $0.21 and $1.54 for the quarter and year ended December 31, 2006, compared to $2.56 and $10.53 for the quarter and year ended December 31, 2005, respectively. Non-GAAP pro forma basic and diluted net loss per share attributable to common shareholders, which is calculated assuming that all preferred stock converted into common stock at the beginning of the respective periods, was $0.21 and $1.11 for the quarter and year ended December 31, 2006, compared to $0.21 and $0.86 for the quarter and year ended December 31, 2005, respectively. Northstar’s management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those in prior periods.

Conference Call

Northstar Neuroscience will hold a conference call to discuss operating results today starting at 4:30 p.m. EST (1:30 p.m. PST). To listen to the conference call, please dial 1-866-770-7125 (US/Canada) or 1-617-213-8066 (International) and use the participant code “44124271” approximately 10 minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience website at www.northstarneuro.com under the investor webcast section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience, Inc. is a medical device company focused on developing and commercializing innovative neurostimulation therapies to restore function and quality of life for people suffering from stroke and other neurological diseases and disorders. Northstar’s cortical stimulation therapy system is an investigational device that is in clinical trials for several indications, including stroke motor recovery, aphasia, tinnitus and depression. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, which may not be successful or sufficient to secure regulatory approval for our products, our ability to successfully commercialize any approved product, our ability to compete successfully with competitors and our ability to protect and enforce our intellectual property rights. We encourage you to review other factors that may affect our future results in our most recent Form 10-Q filed with the Securities and Exchange Commission and in other documents we file periodically with the Securities and Exchange Commission.

Contacts:

Investors:
Northstar Neuroscience, Inc.	Westwicke Partners
Ray Calvert, 206-902-1930	Mark Klausner, 410-321-9651
Vice President, Finance/CFO	mark.klausner@westwickepartners.com
ir@northstarneuro.com

Media:
Schwartz Communications
Julia Maslen /Chris Stamm, 781-684-0770
northstar@schwartz-pr.com

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$105,347	$20,187
Other current assets	1,138	327
Property and equipment, net	865	935
Other assets and deferred costs	93	296

Total assets	$107,443	$21,745

Accounts payable and accrued liabilities	$3,861	$1,539
Warrants to purchase preferred stock	—	1,090
Deferred rent and sublease loss	844	1,177
Long-term debt	—	5,812
Preferred stock	—	99,860
Shareholders’ equity (deficit)	102,738	(87,733)

Total liabilities and shareholders’ equity (deficit)	$107,443	$21,745

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating expenses:
Research and development	$5,143	$2,825	$18,277	$11,763
General and administrative	1,564	902	6,153	3,257
Other operating expenses	—	—	2,500	794

Total operating expenses	6,707	3,727	26,930	15,814

Operating loss	(6,707)	(3,727)	(26,930)	(15,814)
Interest income, net	1,435	123	3,287	558
Loss on debt repayment	—	—	(1,150)	—
Warrant revaluation	—	—	(290)	—
Gain on sale of PNT assets	—	—	—	682

Net loss	(5,272)	(3,604)	(25,083)	(14,574)
Preferred stock accretion	—	(1,413)	(2,062)	(5,653)

Net loss applicable to common shareholders	$(5,272)	$(5,017)	$(27,145)	$(20,227)

Basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(2.56)	$(1.54)	$(10.53)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,679,177	1,961,405	17,662,609	1,921,170

Non-GAAP pro forma(1) basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(1.11)	$(0.86)

Non-GAAP pro forma(1) shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,679,177	16,903,904	22,601,935	16,863,669

(1)	Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders shows what basic and diluted net loss per share would have been if the conversion of the Company’s shares of redeemable convertible preferred stock into shares of common stock, that occurred on May 4, 2006, had occurred at the beginning of the respective periods being reported using the as-if-converted method. The Company’s non-GAAP pro forma net loss per share applicable to common shareholders is as follows:

	Quarter Ended December 31,		Year-to-date December 31,
	2006	2005	2006	2005
Non-GAAP pro forma net loss per share applicable to common shareholders

Numerator:
Net loss applicable to common shareholders, as reported	$(5,272)	$(5,017)	$(27,145)	$(20,227)
Reversal of accretion to redemption value of redeemable convertible preferred stock	—	1,413	2,062	5,653

Pro forma net loss applicable to common shareholders	$(5,272)	$(3,604)	$(25,083)	$(14,574)

Denominator:
Shares used to compute basic and diluted net loss per share applicable to common shareholders	25,679,177	1,961,405	17,662,609	1,921,170
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock on January 1, 2005	—	14,942,499	4,939,326	14,942,499

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	25,679,177	16,903,904	22,601,935	16,863,669

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(1.11)	$(0.86)